Exhibit 99.1

Media Relations Contact: Jenny Fouracre 734-930-3620 jenny.fouracre@dominos.com

FOR IMMEDIATE RELEASE

Domino’s Announces CEO Succession Plan

Joe Jordan to Become Chief Executive Officer

Russell Weiner to Retire as CEO and Become Executive Chairman

David Brandon to Retire from the Board Following 28 Years of Service

ANN ARBOR, Mich., June 22, 2026 – Domino’s Pizza Inc. (Nasdaq: DPZ), the largest pizza company in the world, today announced that Russell Weiner has informed the Company’s Board of Directors of his intention to retire as Chief Executive Officer following a distinguished career with Domino’s. Consistent with its multi-year succession planning process, the Domino’s Board of Directors has appointed Joe Jordan, currently Chief Operating Officer and President – Domino’s U.S., as Chief Executive Officer, effective October 1, 2026. Jordan will also join the Company’s Board of Directors at that time. Russell Weiner will transition from Chief Executive Officer to Executive Chairman Designate on October 1, 2026, and become Executive Chairman following the Company’s 2027 annual shareholder meeting. David Brandon, Executive Chairman, will retire and not stand for reelection to the Board in 2027, concluding 28 years of service to Domino’s.

“Joe is a proven leader whose experience spans virtually every aspect of our business,” said David Brandon, Executive Chairman. “After a thoughtful succession planning process, the Board unanimously concluded that Joe is the right leader to serve as Domino’s next CEO. He embodies Domino’s culture of developing leaders from within, has earned the trust of franchisees across our global system and is uniquely qualified to guide the Company through its next phase of growth. At the same time, Russell is one of the most innovative, strategic leaders in our industry, and Domino’s will continue to benefit from his creativity, franchisee relationships and extensive knowledge of the QSR category in his role as Executive Chairman.”

Joe Jordan has spent nearly 15 years in leadership roles across Domino’s marketing, U.S. and international operations, technology and franchisee support. He has built a proven track record of driving growth and innovation across the business, from delivering strong same store sales growth to leading Domino’s international business through a period of record expansion, opening more than 3,000 stores worldwide during his tenure. Most recently, he has overseen key strategic initiatives, including the relaunch of the Company’s loyalty and e-commerce platforms and the launch of Domino’s global digital marketplace partnerships, leveraging strong relationships across the Company’s system.

“I am honored by the Board’s confidence and grateful for the opportunity to lead Domino’s,” said Joe Jordan, Chief Operating Officer and President – Domino’s U.S. “What makes Domino’s special is the strength of the people behind the brand, starting with our franchisees and including our team members and leaders around the world. I have also been fortunate to work closely with Russell over the past four years and am grateful for his leadership and contributions to Domino’s. I look forward to continuing to benefit from his experience and perspective in his role on the Board. Domino’s is one of the most innovative and resilient global systems in the restaurant industry and I am excited to build that foundation as we focus on reaccelerating growth and continuing to deliver delicious pizza and exceptional value to customers worldwide.”

Russell Weiner will continue serving as Chief Executive Officer through September 30, 2026, after which he will become Executive Chairman Designate until Domino’s annual shareholder meeting in April 2027, when he will assume the role of Executive Chairman. Mr. Weiner will help ensure continuity as the Company transitions to its next generation of leadership and will provide counsel to Joe Jordan and the Board, supporting Domino’s continued growth leveraging his 18 years with the brand.

“Since joining Domino’s in 2008, Russell has played a pivotal role in the Company’s growth and success,” said David Brandon. “Among his many contributions to the brand prior to becoming CEO, Russell led the highly successful, and somewhat infamous, “Pizza Turnaround” campaign that was launched in 2010 and created many years of positive momentum for our brand and business. As CEO, Russell was the architect of the Hungry for MORE strategy, which continues to drive sales and store growth and expand Domino’s dominant market share of the pizza category. During his tenure as CEO, the Company achieved net store growth of more than 3,200 locations, increased global retail sales by nearly $3 billion, and delivered close to a 30% increase in operating income. We owe Russell a great debt of thanks for his leadership and many accomplishments and look forward to his continued involvement as Executive Chairman of the Board.”

David Brandon will retire from the Board and as Executive Chairman following the Company’s 2027 annual shareholder meeting. He has served as Chairman of Domino’s Board of Directors since 1999 and as Executive Chairman since 2022. He also served as Chief Executive Officer from 1999 to 2010. During his 28 years of leadership and board stewardship, Brandon helped transform Domino’s into a global category leader, guiding the Company from its 2004 initial public offering through a period of significant international expansion and technological innovation, including the introduction of online ordering, Domino’s Tracker and mobile ordering.

“Dave’s impact on Domino’s cannot be overstated,” said Russell Weiner, Chief Executive Officer. “He led the Company through its transformation from a domestic pizza chain to a global technology and delivery leader, championing the digital innovations that revolutionized how customers order pizza. Beyond his strategic vision, Dave has been an invaluable mentor to countless leaders across our system. His relentless focus on franchisee success and operational excellence has shaped the culture that drives Domino’s today, and his legacy will endure for generations to come.”

With a leadership team that combines deep operational expertise, strategic vision and strong franchisee relationships, Domino’s enters its next chapter focused on accelerating growth, strengthening its global leadership position and continuing to raise the bar on delicious food at renowned value for customers around the world.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout. It ranks among the world’s top public restaurant brands with a global enterprise of more than 22,300 stores in over 90 markets. Domino’s had global retail sales of over $20.4 billion in the trailing four quarters ended March 22, 2026. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the first quarter of 2026. In the U.S., Domino’s generated more than 85% of U.S. retail sales in 2025 via digital channels and has developed many innovative ordering platforms.

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